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                                     CONFIDENTIAL

                    MANAGEMENT SUCCESSION AND SEPARATION AGREEMENT


     This Management Succession and Separation Agreement ("Agreement") is made as of February 26, 1998, by and between Nicholas H. Cook (the "Executive") and Braun's Fashions Corporation (the "Company").

     WHEREAS, the Executive is currently Chief Executive Officer, Chairman of the Board and a director of the Company, and

     WHEREAS, the Executive and the Company, through its wholly owned subsidiary, Brauns Fashions, Inc., are parties to an Executive Employment Agreement dated as of December 19, 1991 ("Employment Agreement"), and

     WHEREAS, the Company, with the cooperation of the Executive, is preparing for an orderly management succession plan, and

     WHEREAS, in furtherance of the succession plan, the Company has agreed, among other things, to pay the Executive for his services during a transitional period to assist in the succession strategy and for the full and complete satisfaction of all of the Company's obligations under the Employment Agreement.

     NOW THEREFORE, the parties hereto agree and promise as follows:

     1. The Executive shall serve as the Company's Chairman for an eighteen month (18) month period (the "Initial Period") commencing on the date of this Agreement and ending on August 31, 1999. During the Initial Period, the Executive shall continue to serve as the Company's Chairman for one (1) month at his current salary and for seventeen (17) months at an annual salary of $175,000, payable at those intervals that the Executive is currently paid and continue to report to the Board of Directors. The Executive is expected to devote his services on a full time basis for the initial six (6) months of the Interim Period except for customary vacation as currently provided to the Executive. During the balance of the Initial Period, the Executive shall devote such time to the Company's business and affairs as may be required by the Board of Directors; provided, however, the parties acknowledge that the Executive will spend less time and effort on the daily management of the business and affairs of the Company and more on assisting the Board of Directors with strategic planning. Accordingly, it is understood that during the last twelve (12) months of the Initial Period, the Executive will be entitled to increased vacation time to be mutually agreed by the parties.

     2. After the Initial Period, the Executive shall serve, on a part-time basis, as an employee of the Company for an additional twenty-four (24) month period (the "Second Period," and together


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with the Initial Period, the "Interim Period") ending on August 31, 2001 (the
"Separation Date"). During the Second Period, the Executive shall receive an annual salary of $100,000, payable at those intervals that the Executive is currently paid and continue to report to the Board of Directors. The Executive shall devote such time to the Company's business and affairs during the Second Period as may be requested from time to time by the Board of Directors. The Executive may perform the foregoing services during the Second Period at locations other than the Company's headquarters and as may be determined by the Executive provided that the Executive inform the Board of Directors in advance of such location(s).

     3. During the Initial Period, the Executive shall be considered an employee and shall be eligible for such fringe benefits as the Executive currently receives, including but not limited to, a car allowance of $1000 per month, life insurance and medical and disability benefits. During the Second Period, the Executive shall be eligible for a continuation of life insurance and medical and disability benefits but shall not receive a car allowance. The Executive shall be eligible to receive a bonus in accordance with the Company's fiscal 1998 Bonus Plan but it is the intention of the Board of Directors that the Executive shall thereafter not be eligible for any bonuses under the Company's bonus or incentive plans, now existing or hereafter established, nor be eligible for any stock option grants under the Company's 1997 Stock Option Plan. Any accounting costs which the Company may incur as a result of any management succession or separation agreements for the fiscal year ending February 28, 1998 shall be considered extraordinary nonrecurring costs and excluded from the calculation required for computing bonuses to the Executive under the fiscal 1998 Bonus Plan.

     4. In further consideration for the full and complete discharge of all of the Company's obligations to the Executive under the Employment Agreement, the Company agrees to the following:

          (a) All of the Executive's unvested stock options to acquire common stock of the Company granted to the Executive on June 24, 1996 under the Company's 1987 Stock Option Plan (73,000 options in the aggregate) as well as his unvested stock option to acquire 10,000 shares of common stock granted to Executive on July 17, 1997 at an exercise price of $8.75 per share shall vest on the date of this Agreement and the Executive shall have three (3) months from the end of the Initial Period such date in which to exercise such stock options; after which time such stock options, together with the option to acquire 14,600 shares which have previously vested (the 97,600 collective options are hereafter referred to as the "Shares"), shall terminate.

          (b) At such time as the Executive exercises the options in paragraph 4(a), the Company shall provide the Executive with a loan in the principal amount of up to $200,000 (the "Note"), the proceeds of which are to be used to assist the Executive in paying the exercise price for the Shares under
     paragraph 4(a).   Providing the Executive with the Note is subject to, and
     contingent upon, approval from the Company's lender. The Note shall have a term of three years and bear interest at a rate of 7% per annum, payable semiannually in arrears. The Note shall contain a mandatory prepayment provision which provides that if the Executive sells any of the Shares during the term of the Note, thirty-five percent (35%) of the


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     gross proceeds from such sale, net of commissions, shall be applied to the then outstanding obligations under the Note.

          (c) The Executive shall receive the fringe benefits described in paragraph 3 above.

          (d) After the Separation Date, the Executive and Executive's spouse shall be entitled to continue to be covered by the Company's group health insurance coverage subject to the terms of such policy as presently maintained, or as maintained in the future, as a member of the group, the cost of which shall be paid by the Executive or the Executive's spouse, which coverage shall be continued until eligibility for Medicare exists for the Executive and the Executive's spouse.

          (e) At the end of twelve months from the Separation Date, the Company shall assign the Executive's $500,000 life insurance policy at no cost to the Executive. Any cash surrender value which accrues under such policy shall be for the benefit of the Executive.

     5. In consideration for the payments and benefits provided to the Executive in paragraphs 1 through 4 above, the Executive acknowledges that the Company has fulfilled its obligations in full under the Employment Agreement.

          The Executive further agrees to formally resign and relinquish his position as Chief Executive Officer of the Company and Braun's Fashions, Inc. as of the date of this Agreement and as Chairman of the Company as of the end of the Initial Period. The parties shall mutually prepare and approve the press releases announcing the foregoing resignations.

     6. The Executive shall not disclose the terms of this Agreement to anyone other than his immediate family and any accounting and legal advisors solely for the purposes of obtaining advice about the agreements with the Company hereunder.

     7. Upon execution of this Agreement by both parties, the Executive and his successors and assigns and the Company and its directors, officers, employees, agents and insurers and their respective successors and assigns, covenant not to sue each other and release and forever discharge each other from any and all causes of action, claims, suits and demands, whether known or unknown, for or by reason of any transaction, cause, matter or thing whatsoever up to the date hereof, including but not limited to, all claims of breach of contract, wrongful discharge and promissory estoppel, all claims for payment of deferred compensation, and all claims of discrimination based on religion, national origin, age (including the Age Discrimination in Employment Act of 1976, 29 U.S.C. Section 621), disability, sexual preference, marital status and retaliation and all claims based upon any federal, state or municipal statute or ordinance relating to discrimination in employment. The foregoing release and covenant not to sue is not intended to release either party from its obligations under this Agreement and either party may have a cause of action against the other for any breach of this Agreement.


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     8.   The Executive shall have fifteen (15) calendar days from the date of this Agreement to rescind this Agreement in its entirety. If the Executive wishes to rescind this Agreement, he must do so in writing and must deliver a Notice of Rescission, if by hand, within fifteen (15) calendar days after the Agreement is executed or, if mailed, by having the Notice of Rescission postmarked within fifteen (15) calendar days after the Agreement is executed and sent by certified mail, return receipt requested. Notice of Rescission must be sent to Braun's Fashions Corporation, 2400 Xenium Lane North, Plymouth, Minnesota 55441, attention: William Prange.

     9. The Executive also acknowledges that he has at least twenty-one (21) days in which to consider whether to enter into this Agreement, although he is free to execute this Agreement at any time before the twenty-one (21) day period has expired.

     10. Both parties have read the terms and provisions of this Agreement and understand them.

     11. This Agreement shall inure to the benefit of the Executive, his heirs, administrators, representatives, executors, successors and assigns.

     12. This Agreement supersedes and replaces the Employment Agreement which hereafter has no further force or effect; provided, however, the Executive and the Company acknowledge and agree that paragraphs 21 and 22 of the Employment Agreement with respect to noncompetition and confidentiality, respectively, shall survive and are hereby incorporated in their entirety into this Agreement.

     13. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. Failure by either party to enforce any provision of this Agreement shall not constitute a waiver of such party's rights to subsequently enforce such provision or any other provision of this Agreement, unless such rights are waived in writing. No waiver by either party hereto at any time of any breach by the other party to this Agreement or of any condition or provision of this Agreement, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. In the event of any conflict between this Agreement and any other agreement entered into by and between the Company and the Executive, this Agreement shall control. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals  as of the date first stated above.



                              /s/ Nicholas H. Cook
                              -----------------------------------
                              Nicholas H. Cook




                              BRAUN'S FASHIONS CORPORATION


                              By: /s/ William J. Prange
                                  -------------------------------
                                   Its: President and CEO
                                        -------------------------









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